Exhibit 99.2

EMPLOYMENT AGREEMENT

BETWEEN

JOSEPH C. HYDE

AND

GLOBAL PAYMENTS INC.

Dated as of June 2, 2006

EMPLOYMENT AGREEMENT

CONTENTS

1.	Effective Date		1

2.	Employment		1

3.	Employment Period		1

4.	Extent of Service		1

5.	Compensation and Benefits		1

	(a)	Base Salary	1

	(b)	Incentive and Savings Plans	1

	(c)	Welfare Benefit Plans	2

	(d)	Expenses	2

	(e)	Fringe Benefits	2

6.	Change in Control		2

7.	Termination of Employment		3

	(a)	Death, Retirement or Disability	3

	(b)	Termination by the Company	3

	(c)	Termination by Executive	3

	(d)	Notice of Termination	4

	(e)	Date of Termination	4

8.	Obligations of the Company upon Termination		4

	(a)	Prior to a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability	4

	(b)	Prior to Change in Control: Termination by the Company for Poor Performance	5

	(c)	After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability	6

	(d)	Death, Disability or Retirement	7

	(e)	Cause or Voluntary Termination without Good Reason	7

9.	Non-exclusivity of Rights		7

10.	Certain Additional Payments by the Company		7

11.	Costs of Enforcement		8

12.	Representations and Warranties		9

13.	Restrictions on Conduct of Executive		9

	(a)	General	9

	(b)	Definitions	9

	(c)	Restrictive Covenants	10

	(d)	Enforcement of Restrictive Covenants	11

14.	Arbitration		11

15.	Letter of Credit		12

16.	Assignment and Successors		12

17.	Miscellaneous		12

	(a)	Waiver	12

	(b)	Severability	12

	(c)	Other Agents	12

	(d)	Entire Agreement	12

	(e)	Governing Law	12

	(f)	Notices	13

	(g)	Amendments and Modifications	13

- ii -

EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into this 2nd day of June, 2006 by and between Global Payments Inc., a Georgia corporation (the “Company”), and Joseph C. Hyde (“Executive”), to be effective as of the Effective Date, as defined in Section 1.

BACKGROUND

          Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company.  Executive and the Company desire to memorialize the terms of such employment in this Agreement.  In addition, the Board of Directors of the Company (the “Board”), has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change in Control (as defined below) of the Company.  As it is desired and anticipated that Executive will continue to be employed and provide services for the Company’s successor for some period of time following a Change in Control, one purpose of this Agreement is to provide Executive with compensation and benefits arrangements which ensure that the compensation and benefits expectations of Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement. The terms of this Agreement replace any terms that might have been contained in any prior agreement or other communication regarding Executive’s employment.

          NOW THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

          1.          Effective Date.  The effective date of this Agreement (the “Effective Date”) is June 2, 2006.

          2.          Employment.  Executive is hereby employed as the Executive Vice President and Chief Financial Officer of the Company.  In such capacity, Executive shall have the responsibilities as shall be assigned to him by the Chief Executive Officer of the Company.

          3.          Employment Period.  Executive’s employment hereunder shall continue until terminated in accordance with Section 7 hereof (the “Employment Period”).

          4.          Extent of Service.  During the Employment Period, Executive shall render his services to the Company (or to its successor following a Change in Control) in conformity with professional standards, in a prudent and workmanlike manner and in a manner consistent with the obligations imposed on officers of corporations under applicable law.  Executive shall promote the interests of the Company and its subsidiaries in carrying out Executive’s duties and shall not deliberately take any action which could, or fail to take any action which failure could, reasonably be expected to have a material adverse effect upon the business of the Company or any of its subsidiaries or any of their respective affiliates.  Executive agrees to devote his business time, attention, skill and efforts exclusively to the faithful performance of his duties hereunder (both before and after a Change in Control); provided, however, that it shall not be a violation of this Agreement for Executive to (i) devote reasonable periods of time to charitable and community activities and, with the approval of the Company, industry or professional activities, and/or (ii) manage or participate in personal business interests and investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities under this Agreement and comply with all Company policies and codes.

          5.          Compensation and Benefits.

                       (a)          Base Salary. Thereafter, during the Employment Period, the Company will pay to Executive a base salary in the amount of U.S. $325,000 per year (“Base Salary”), less normal withholdings, payable in equal bi-weekly or other installments as are customary under the Company’s payroll practices from time to time.  The Executive’s Base Salary will be reviewed periodically and, subject to approval of the Compensation Committee of the Board, the Company may increase Executive’s Base Salary from time to time.  The periodic review of Executive’s salary by the Board will consider, among other things, Executive’s own performance and the Company’s performance.

                       (b)          Incentive and Savings Plans.  During the Employment Period, Executive shall be entitled to participate in incentive and savings plans, practices, policies and programs applicable generally to employees of the Company.  Certain executive programs will be made available on a selective basis at the discretion of the Chief Executive Officer or the Compensation Committee of the Board.  Without limiting the foregoing, the following shall apply:

                                     (i)          Annual Bonus.  Each year the Chief Executive Officer and the Executive shall establish Executive’s  annual bonus opportunity, based on achievement of agreed-upon financial and performance objectives.  The annual bonus opportunity and specific performance and financial objectives will be set forth in Executive’s individual performance and incentive plan for each year. Executive’s annual Bonus Opportunity at target levels shall not be less than 50% of his then current Base Salary.  The Executive must be an active employee on the date the annual bonuses are paid on a Company wide basis in order to be eligible to receive any bonus payment.

                                     (ii)        Incentive Awards.  Upon approval by the Board of Directors or the applicable committee, the Company may grant Executive stock options and/or shares of restricted stock as a long-term incentive for performance.

                       (c)          Welfare Benefit Plans.  During the Employment Period, Executive and Executive’s family shall be eligible for participation in, and shall receive all benefits under, the welfare benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) (“Welfare Plans”).

                       (d)          Expenses.  During the Employment Period, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Executive in accordance with the policies, practices and procedures of the Company.

                       (e)          Fringe Benefits.  During the Employment Period, Executive shall be entitled to fringe benefits in accordance with the plans, practices, programs and policies of the Company.

          6.          Change in Control.  For the purposes of this Agreement, a “Change in Control” shall mean:

                       (a)          The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition by a Person who is on the Effective Date the beneficial owner of 35% or more of the Outstanding Company Voting Securities, (ii) any acquisition directly from the Company, (iii) any acquisition by the Company which reduces the number of Outstanding Company Voting Securities and thereby results in any person having beneficial ownership of more than 35% of the Outstanding Company Voting Securities, (iv) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company, or (v) any acquisition by any corporation pursuant to a transaction which complies with clauses (i) and (ii) of subsection (b) of this Section 6; or

                       (b)          Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (ii) no Person (excluding the Company or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 35% or more of the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; provided, however, that

                       (c)          Notwithstanding anything in this definition to the contrary, a restructuring and/or separation of any line of business or business unit from the Company will not of itself constitute a Change in Control.

          7.          Termination of Employment.

                       (a)          Death, Retirement or Disability.  Executive’s employment and the Employment Period shall terminate automatically upon Executive’s death or Retirement.  For purposes of this Agreement, “Retirement” shall mean normal retirement as defined in the Company’s then-current retirement plan, or if there is no such retirement plan, “Retirement” shall mean voluntary termination after age 65 with ten years of service.  If the Company determines in good faith that the Disability of Executive has occurred (pursuant to the definition of Disability set forth below), it may give to Executive written notice of its intention to terminate Executive’s employment.  In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”), provided that, within the 30 days after such receipt, Executive shall not have returned to full-time performance of Executive’s duties.  For purposes of this Agreement, “Disability” shall mean a mental or physical disability as determined by the Board in accordance with standards and procedures similar to those under the Company’s employee long-term disability plan, if any.  At any time that the Company does not maintain such a long-term disability plan, Disability shall mean the inability of Executive, as determined by the Board, to substantially perform the essential functions of his regular duties and responsibilities due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of six consecutive months.

                       (b)          Termination by the Company.  The Company may terminate Executive’s employment for Poor Performance or with or without Cause.  For purposes of this Agreement:

                                     “Poor Performance” shall mean the consistent failure of Executive to meet reasonable performance expectations (other than any such failure resulting from incapacity due to physical or mental illness); provided, however, that termination for Poor Performance shall not be effective unless at least 30 days prior to such termination Executive shall have received written notice from the Chief Executive Officer or the Board which specifically identifies the manner in which the Board or the Chief Executive Officer believes that Executive has not met performance expectations and Executive shall have failed after receipt of such notice to resume the diligent performance of his duties to the satisfaction of the Chief Executive Officer or the Board; and

                                     “Cause” shall mean:

                                     (i)          the failure of Executive to perform substantially Executive’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness, and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations), after a written demand for substantial performance is delivered to Executive by the Chief Executive Officer or the Board of Directors of the Company which specifically identifies the manner in which such Board or officer believes that Executive has not substantially performed Executive’s duties, or

                                     (ii)        any act of fraud, misappropriation, embezzlement or similar dishonest or wrongful act by Executive, including, without limitation, any violation of the Sarbanes-Oxley Act or similar laws or legal standards, or

                                     (iii)       Executive’s abuse of alcohol, prescription drugs or any substance which materially interferes with Executive’s ability to perform services on behalf of the Company or Executive’s use of illegal drugs,

                                     (iv)       Executive’s violation of any laws, agreements or Company policies or codes prohibiting employment discrimination, harassment, conflicts of interest, retaliation, competition with the Company, solicitation of Company customers or employees on behalf of anyone other than Company, improper use or disclosure of Trade Secrets, Confidential Information or other proprietary information of the Company; or

                                     (iv)      Executive’s commission of, conviction for, or plea of guilty or nolo contendere to, a felony.

                       (c)          Termination by Executive.  Executive’s employment may be terminated by Executive for Good Reason or no reason.  For purposes of this Agreement, “Good Reason” shall mean:

                                     (i)          without the written consent of Executive, the assignment to Executive to a position materially different from Executive Vice President and Chief Financial Officer of a publicly traded corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended; which assignment is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the assignment constitutes Good Reason and that he intends to resign if it is not rescinded; or

                                     (ii)         a reduction by the Company in Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless a similar reduction is made in the salary of similarly-situated senior executives which reduction is not rescinded within ten (10) days after the Company receives written notice from Executive that he believes that the reduction constitutes Good Reason and that he intends to resign if it is not rescinded; or

                                     (iii)        any failure by the Company to comply with and satisfy Section 16(c) of this Agreement; or

                                     (iv)        a requirement that Executive be based in any office or location other than in the greater metropolitan area of Atlanta, Georgia.

                       (d)          Notice of Termination.  Any termination by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 17(f) of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date.  The failure by Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason, Poor Performance or Cause shall not waive any right of Executive or the Company, respectively, hereunder or preclude Executive or the Company, respectively, from asserting such fact or circumstance in enforcing Executive’s or the Company’s rights hereunder.

                       (e)          Date of Termination.  “Date of Termination” means (i) if the Executive’s employment is terminated by the Executive for Good Reason, the date specified in the Notice of Termination, which may not be less than 60 days after the date of delivery of the Notice of Termination; provided that the Company may specify any earlier Date of Termination, (ii) if Executive’s employment is terminated by the Company other than by reason of death or Disability, the date of receipt of the Notice of Termination, or any later date specified therein, or (iii) if Executive’s employment is terminated by reason of death, Disability or Retirement, the Date of Termination will be the date of death or Retirement, or the Disability Effective Date, as the case may be.

          8.          Obligations of the Company upon Termination.

                       (a)          Prior to a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Poor Performance, Cause or Disability.  If, prior to a Change in Control, the Company shall terminate Executive’s employment other than for Poor Performance, Cause or Disability, or Executive shall terminate employment for Good Reason within a period of 90 days after the occurrence of the event giving rise to Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (viii) below, only if Executive executes a Release in substantially the form of Exhibit A hereto (the “Release”)):

                                     (i)          the Company shall pay to Executive in a lump sum in cash within 30 days after the Date of Termination the sum of Executive’s Base Salary through the Date of Termination to the extent not theretofore paid (“Accrued Obligations”), and

                                     (ii)         on the six (6) month anniversary of the Date of Termination (the “Pay Date”), the Company shall pay the Executive a lump sum equal to the amount of the Executive’s Base Salary from the Date of Termination until the Pay Date, provided however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

                                     (iii)        thereafter, for up to twelve (12) additional months, the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive becomes employed with a subsequent employer or earns an income which will be reportable as non-employee compensation on a 1099 form provided that such non-employee compensation is reasonably anticipated to be more than $50,000 per year or if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

                                     (iv)        for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the eighteen (18) month period, provided, however, that (A) the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and (B) if and to the extent required to prevent a violation of Section 409A of the Code, Executive will pay the entire cost of such coverage for the first six (6) months after the Date of Termination and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code; and

                                     (v)         not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in an amount not less than 50% of his then current potential Bonus Opportunity at target levels; and

                                     (vi)        all grants of restricted stock of the Company (“Restricted Stock”) held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

                                     (vii)       all of Executive’s options to acquire Common Stock of the Company (“Options”) that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

                                     (viii)      all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to Section 8(a)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the Date of Termination; and

                                     (ix)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive any other amounts or benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company (such other amounts and benefits shall be hereinafter referred to as the “Other Benefits”).

                       (b)          Prior to a Change in Control: Termination by the Company for Poor Performance.  If, prior to the occurrence of a Change in Control, the Company shall terminate Executive’s employment for Poor Performance, then (and with respect to the payments and benefits described in clauses (ii) through (vii) below, only if Executive executes the Release):

                                     (i)          the Company shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

                                     (ii)         on the six month anniversary of the Date of Termination (the “Pay Date”), the Company shall pay the Executive a lump sum equal to the amount of the Executive’s Base Salary from the Date of Termination until the Pay Date, provided however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

                                     (iii)        thereafter, for up to six (6) additional months, the Company will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive becomes employed with a subsequent employer or earns an income which will be reportable as non-employee compensation on a 1099 form provided such non-employee compensation is reasonably anticipated to be more than $50,000 a year or if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

                                     (iv)        for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first twelve (12) such months, provided, however, that (A) the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and (B) if and to the extent required to prevent a violation of Section 409A of the Code, Executive will pay the entire cost of such coverage for the first six (6) months after the Date of Termination and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code; and

                                     (v)        all grants of Restricted Stock held by Executive as of the Date of Termination that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested as of the Date of Termination; and

                                     (vi)       all of Executive’s Options that would have become vested (by lapse of time) within the 24-month period following the Date of Termination had Executive remained employed during such period will become immediately vested and exercisable as of the Date of Termination; and

                                     (vii)      all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(b)(v) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the Date of Termination; and

                                     (viii)      to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

                       (c)          After or in Connection with a Change in Control: Termination by Executive for Good Reason; Termination by the Company Other Than for Cause or Disability.  If there occurs a Change in Control and, within 36 months following such Change in Control (or if Executive can reasonably show that such termination by the Company was in anticipation of the Change in Control), the Company shall terminate Executive’s employment other than for Cause or Disability, or Executive shall terminate employment for Good Reason, then (and with respect to the payments and benefits described in clauses (ii) through (viii) below, only if Executive executes the Release):

                                     (i)          the Company (or its successor) shall pay to Executive the Accrued Obligations in a lump sum in cash within 30 days after the Date of Termination; and

                                     (ii)         on the six month anniversary of the Date of Termination (the “Pay Date”), the Company (or its successor) shall pay the Executive a lump sum equal to the amount of the Executive’s Base Salary from the Date of Termination until the Pay Date, provided however, that the Company shall have no obligation to make such payment if Executive has violated any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and failed to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation;

                                     (iii)        thereafter, for up to eighteen (18) additional months, the Company (or its successor) will continue to pay Executive an amount equal to his monthly Base Salary, payable in equal monthly or more frequent installments as are customary under the Company’s payroll practices from time to time; provided, however that the Company’s obligation to make or continue such payments shall cease if Executive violates any of the Restrictive Covenants (as defined in Section 13 of this Agreement) and fails to remedy such violation to the satisfaction of the Board within 10 days of notice of such violation; and

                                     (iv)        for a period of eighteen (18) months after the Date of Termination, Executive shall have the right to elect continuation of health care coverage under the Company’s group health plan in accordance with “COBRA,” and the Company shall pay all premiums for such COBRA coverage for Executive and his covered dependents for the first eighteen (18) month period, provided, however, that (A) the obligation of the Company to pay the cost for such COBRA coverage shall terminate upon Executive’s obtaining other employment to the extent that such health care coverage is provided by the new employer, and (B) if and to the extent required to prevent a violation of Section 409A of the Code, Executive will pay the entire cost of such coverage for the first six (6) months after the Date of Termination and the Company will reimburse Executive for the Company’s share of such costs on the six-month anniversary of Executive’s “separation from service” as defined in Section 409A of the Code; and

                                     (v)         not later than 30 days after the Date of Termination, Executive will be paid a bonus for the year in which the Date of Termination occurs in an amount equal to 100% of his bonus opportunity for the then current year at target levels; and

                                     (vi)        all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination; and

                                     (vii)       all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination; and

                                     (viii)      all of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the Section 8(c)(vi) above) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the Date of Termination; and

                                     (ix)        to the extent not theretofore paid or provided, the Company shall timely pay or provide to Executive his Other Benefits.

                       (d)          Death, Disability or Retirement.  Upon the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), all grants of Restricted Stock held by Executive as of the Date of Termination will become immediately vested as of the Date of Termination and all of Executive’s Options held by Executive as of the Date of Termination will become immediately vested and exercisable as of the Date of Termination. All of Executive’s vested but unexercised Options as of the Date of Termination (including those with accelerated vesting pursuant to the foregoing sentence) shall remain exercisable through the earlier of (A) the original expiration date of the Option, or (B) the 90th day following the Date of Termination or such longer period as specified in the plan document governing the applicable award. For a period of eighteen (18) months after the Date of Termination due to Executive’s death, Disability (as defined in Section 7(a)), or Retirement (as defined in Section 7(a)), Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan (if allowed by the plan) in accordance with “COBRA” provided the Executive shall pay the entire cost of such coverage. Except as set forth above and regardless of whether or not a Change in Control shall have occurred, if Executive’s employment is terminated by reason of Executive’s death, Disability or Retirement, this Agreement shall terminate without further obligations to Executive or his estate or legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to Executive’s estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as used in this Section 8(d) shall include, without limitation, and Executive or his estate and/or beneficiaries shall be entitled to receive, benefits under such plans, programs, practices and policies relating to death, disability or retirement benefits, if any, as are applicable to Executive on the Date of Termination.

                       (e)          Cause or Voluntary Termination without Good Reason.  Regardless of whether or not a Change in Control shall have occurred, if Executive’s employment shall be terminated for Cause, or if Executive voluntarily terminates employment without Good Reason, this Agreement shall terminate without further obligations to Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  For a period of eighteen (18) months after the Date of Termination for Cause or for the voluntary termination by Executive, Executive shall have the right to elect continuation of healthcare coverage under the Company’s group plan in accordance with “COBRA” provided the Executive shall pay the entire cost of such coverage.

          9.          Non-exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any plan, program, policy or practice provided by the Company and for which Executive may qualify, nor, subject to Section 17(d), shall anything herein limit or otherwise affect such rights as Executive may have under any contract or agreement with the Company.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

          10.        Certain Additional Payments by the Company.

                       (a)          Anything in this Agreement to the contrary notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 10) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.  Notwithstanding the foregoing provisions of this Section 10(a), if it shall be determined that Executive is entitled to a Gross-Up Payment, but that Executive, after taking into account the Payments and the Gross-Up Payment, would not receive a net after-tax benefit of at least $50,000 (taking into account both income taxes and any Excise Tax) as compared to the net after-tax proceeds to Executive resulting from an elimination of the Gross-Up Payment and a reduction of the Payments, in the aggregate, to an amount (the “Reduced Amount”) such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.  In that event, Executive shall direct which Payments are to be modified or reduced.

                       (b)          Subject to the provisions of Section 10(c), all determinations required to be made under this Section 10, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized certified public accounting firm reasonably acceptable to the Company as may be designated by Executive (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive within 15 business days of the receipt of notice from Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive shall appoint another nationally recognized accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 10, shall be paid by the Company to Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 10(c) and Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive.

                       (c)          The Executive shall notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive shall:

                                     (i)          give the Company any information reasonably requested by the Company relating to such claim,

                                     (ii)         take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                                     (iii)        cooperate with the Company in good faith in order effectively to contest such claim, and

                                     (iv)        permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation of the foregoing provisions of this Section 10(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to Executive, on an interest-free basis and shall indemnify and hold Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                       (d)          If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), Executive becomes entitled to receive any refund with respect to such claim, Executive shall (subject to the Company’s complying with the requirements of Section 10(c)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by Executive of an amount advanced by the Company pursuant to Section 10(c), a determination is made that Executive shall not be entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

          11.        Costs of Enforcement.  Unless otherwise provided by the arbitrator(s) in an arbitration proceeding pursuant to Section 14 hereof, in any action taken in good faith relating to the enforcement of this Agreement or any provision herein, Executive shall be entitled to be paid any and all costs and expenses incurred by him in enforcing or establishing his rights thereunder, including, without limitation, reasonable attorneys’ fees, whether suit be brought or not, and whether or not incurred in trial, bankruptcy or appellate proceedings, but only if Executive is successful on at least one material issue raised in the enforcement proceeding.

          12.        Representations and Warranties.  Executive hereby represents and warrants to the Company that Executive is not a party to, or otherwise subject to, any covenant not to compete with any person or entity, and Executive’s execution of this Agreement and performance of his obligations hereunder will not violate the terms or conditions of any contract or obligation, written or oral, between Executive and any other person or entity.

          13.        Restrictions on Conduct of Executive.

                       (a)          General.  Executive and the Company understand and agree that the purpose of the provisions of this Section 13 is to protect legitimate business interests of the Company, as more fully described below, and is not intended to eliminate Executive’s post-employment competition with the Company per se, nor is it intended to impair or infringe upon Executive’s right to work, earn a living, or acquire and possess property from the fruits of his labor.  Executive hereby acknowledges that the post-employment restrictions set forth in this Section 13 are reasonable and that they do not, and will not, unduly impair his ability to earn a living after the termination of this Agreement.  Therefore, subject to the limitations of reasonableness imposed by law, Executive shall be subject to the restrictions set forth in this Section 13.  For the purposes of this Section 13, “Company” shall be deemed to include Company and all of its parents, affiliates, and subsidiaries.

                       (b)          Definitions.  The following terms used in this Section 13 shall have the meanings assigned to them below, which definitions shall apply to both the singular and the plural forms of such terms:

                                     “Competitive Position” means any employment with a Competitor in which Executive has duties for such Competitor that relate to Competitive Services and that are the same or similar to those services actually performed by Executive for the Company;

                                     “Competitive Services” means the provision of products and services to facilitate or assist with the movement in electronic commerce of payment and financial information, merchant processing, credit and debit transaction processing, check guarantee and verification, electronic authorization and capture, terminal management services, purchase card services, financial electronic data interchange, cash management services and wire transfer services.

                                     “Competitor” means any of the following companies, all of whom engage in Competitive Services and all of their parents, affiliates, and subsidiaries who engage in Competitive Services and all of the successors in interest to any of the foregoing: Vital, First Data Corporation, Total System Services, Inc., US Bank, Western Union, First USA, Inc., First USA Paymentech, Inc., Heartland Payment Systems, MoneyGram Payment Systems, Inc., Chase Merchant Services, I Payments, and Nova.

                                     “Confidential Information” means all information regarding the Company, its activities, business or clients that is the subject of reasonable efforts by the Company to maintain its confidentiality and that is not generally disclosed by practice or authority to persons not employed by the Company, but that does not rise to the level of a Trade Secret.  “Confidential Information” shall include, but is not limited to, financial plans and data concerning the Company; management planning information; business plans; operational methods; market studies; marketing plans or strategies; product development techniques or plans; lists of current or prospective customers; details of customer contracts; current and anticipated customer requirements; past, current and planned research and development; business acquisition plans; and new personnel acquisition plans.  “Confidential Information” shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any right or privilege of the Company.  This definition shall not limit any definition of “confidential information” or any equivalent term under state or federal law.

                                     “Determination Date” means the date of termination of Executive’s employment with the Company for any reason whatsoever or any earlier date of an alleged breach of the Restrictive Covenants by Executive.

                                     “Person” means any individual or any corporation, partnership, joint venture, limited liability company, association or other entity or enterprise.

                                     “Principal or Representative” means a principal, owner, partner, shareholder, joint venturer, investor, member, trustee, director, officer, manager, employee, agent, representative or consultant.

                                     “Protected Customers” means any Person to whom the Company has sold or provided its products or services during the twelve (12) months prior to the Determination Date.

                                     “Protected Employees”means employees of the Company who were employed by the Company at any time within six (6) months prior to the Determination Date.

                                     “Restricted Period” means the Employment Period and a period extending two (2) years from the termination of Executive’s employment with the Company.

                                     “Restricted Territory” means the States of California, Florida, Georgia, Illinois, Maryland, Michigan, New York, Pennsylvania, Texas and Massachusetts.

                                     “Restrictive Covenants” means the restrictive covenants contained in Section 13(c) hereof.

                                     “Trade Secret” means all information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, distribution lists or a list of actual or potential customers, advertisers or suppliers which is not commonly known by or available to the public and which information:  (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.  Without limiting the foregoing, Trade Secret means any item of Confidential Information that constitutes a “trade secret(s)” under the common law or applicable state law.

                       (c)          Restrictive Covenants.

                                     (i)          Restriction on Disclosure and Use of Confidential Information and Trade Secrets.  Executive understands and agrees that the Confidential Information and Trade Secrets constitute valuable assets of the Company and its affiliated entities, and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason reveal, divulge, or disclose to any Person not expressly authorized by the Company any Confidential Information, and Executive shall not, directly or indirectly, at any time during the Employment Period or during the two (2) years immediately following the end of the Employment Period for any reason use or make use of any Confidential Information in connection with any business activity other than that of the Company.  Throughout the term of this Agreement and at all times after the date that this Agreement terminates for any reason, Executive shall not directly or indirectly transmit or disclose any Trade Secret of the Company to any Person, and shall not make use of any such Trade Secret, directly or indirectly, for himself or for others, without the prior written consent of the Company.  The parties acknowledge and agree that this Agreement is not intended to, and does not, alter either the Company’s rights or Executive’s obligations under any state or federal statutory or common law regarding trade secrets and unfair trade practices.

                                     Anything herein to the contrary notwithstanding, Executive shall not be restricted from disclosing or using Confidential Information that is required to be disclosed by law, court order or other legal process; provided, however, that in the event disclosure is required by law, Executive shall provide the Company with prompt notice of such requirement so that the Company may seek an appropriate protective order prior to any such required disclosure by Executive.

                                     (ii)         Non-solicitation of Protected Employees.  Executive understands and agrees that the relationship between the Company and each of its Protected Employees constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that during the Restricted Period Executive shall not directly or indirectly on Executive’s own behalf or as a Principal or Representative of any Person or otherwise solicit or induce any Protected Employee with whom Executive worked or otherwise had material contact through his employment with the Company to terminate his or her employment relationship with the Company or to enter into employment with any other Person.

                                     (iii)        Restriction on Relationships with Protected Customers.  Executive understands and agrees that the relationship between the Company and each of its Protected Customers constitutes a valuable asset of the Company and may not be converted to Executive’s own use.  Accordingly, Executive hereby agrees that, during the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, on Executive’s own behalf or as a Principal or Representative of any Person, solicit, divert, take away or attempt to solicit, divert or take away a Protected Customer for the purpose of providing or selling Competitive Services; provided, however, that the prohibition of this covenant shall apply only to Protected Customers with whom Executive had Material Contact on the Company’s behalf during the twelve (12) months immediately preceding the termination of his employment hereunder.  For purposes of this Agreement, Executive had “Material Contact” with a Protected Customer if (a) he had business dealings with the Protected Customer on the Company’s behalf; (b) he was responsible for supervising or coordinating the dealings between the Company and the Protected Customer.

                                     (iv)        Non-competition with the Company.  The parties acknowledge: (A) that Executive’s services under this Agreement require special expertise and talent in the provision of Competitive Services and that Executive will have substantial contacts with customers, suppliers, advertisers and vendors of the Company; (B) that pursuant to this Agreement, Executive will be placed in a position of trust and responsibility and he will have access to a substantial amount of Confidential Information and Trade Secrets and that the Company is placing him in such position and giving him access to such information in reliance upon his agreement not to compete with the Company during the Restricted Period; (C) that due to his management duties, Executive will be the repository of a substantial portion of the goodwill of the Company and would have an unfair advantage in competing with the Company; (D) that due to Executive’s special experience and talent, the loss of Executive’s services to the Company under this Agreement cannot reasonably or adequately be compensated solely by damages in an action at law; (E) that Executive is capable of competing with the Company; and (F) that Executive is capable of obtaining gainful, lucrative and desirable employment that does not violate the restrictions contained in this Agreement.  In consideration of the compensation and benefits being paid and to be paid by the Company to Executive hereunder, Executive hereby agrees that, during the Restricted Period, Executive will not, without prior written consent of the Company, directly or indirectly seek or obtain a Competitive Position in the Restricted Territory; provided, however, that the provisions of this Agreement shall not be deemed to prohibit the ownership by Executive of any securities of the Company or its affiliated entities or not more than five percent (5%) of any class of securities of any corporation having a class of securities registered pursuant to the Securities Exchange Act of 1934, as amended.

                      (d)          Enforcement of Restrictive Covenants.

                                     (i)          Rights and Remedies Upon Breach.  In the event Executive breaches, or threatens to commit a breach of, any of the provisions of the Restrictive Covenants, the Company shall have the following rights and remedies, which shall be independent of any others and severally enforceable, and shall be in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

                                                   (A)          the right and remedy to enjoin, preliminarily and permanently, Executive from violating or threatening to violate the Restrictive Covenants and to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

                                                   (B)          the right and remedy to require Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.

                                     (ii)         Severability of Covenants.  Executive acknowledges and agrees that the Restrictive Covenants are reasonable and valid in time and scope and in all other respects.  The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants.  Should any part or provision of any covenant be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement.  If any portion of the foregoing provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, the territory, the definition of activities or the definition of information covered is considered to be invalid or unreasonable in scope, the invalid or unreasonable term shall be redefined, or a new enforceable term provided, such that the intent of the Company and Executive in agreeing to the provisions of this Agreement will not be impaired and the provision in question shall be enforceable to the fullest extent of the applicable laws.

          14.        Arbitration.  Any claim or dispute arising under this Agreement (other than under Section 13) shall be subject to arbitration, and prior to commencing any court action, the parties agree that they shall arbitrate all such controversies.  The arbitration shall be conducted in Atlanta, Georgia, in accordance with the Employment Dispute Rules of the American Arbitration Association and the Federal Arbitration Act, 9 U.S.C. §1, et. seq.  The arbitrator(s) shall be authorized to award both liquidated and actual damages, in addition to injunctive relief, but no punitive damages.  The arbitrator(s) may also award attorney’s fees and costs, without regard to any restriction on the amount of such award under Georgia or other applicable law.  Such an award shall be binding and conclusive upon the parties hereto, subject to 9 U.S.C. §10.  Each party shall have the right to have the award made the judgment of a court of competent jurisdiction.

          Initials of parties as to this Section 14:
          Company:                                       _________
          Executive:                                       _________

          15.        Letter of Credit.  In order to ensure the payment of the severance benefit provided for in Section 8(c)(ii) and (iii) of this Agreement, immediately following the commencement of any action by a third party with the aim of effecting a Change in Control of the Company, or the publicly-announced threat by a third party to commence any such action, the Company shall establish an irrevocable standby Letter of Credit issued by a national banking association in favor of Executive in the amount of the severance payment that would have been paid to Executive under Section 8(c)(ii) and (iii)  if the Date of Termination had occurred on the date of commencement, or publicly-announced threat of commencement, of such action by the third party.  Such Letter of Credit shall provide that the issuer thereof, subject only to Executive’s written certification to such issuer that Executive is entitled to payment of the severance benefit pursuant to Section 8(c)(ii) and (iii) of this Agreement and that the Company shall have failed to commence payment of such benefit to Executive, shall have the unconditional obligation to pay the amount of such Letter of Credit to Executive in 24 equal monthly installments commencing on the first day of the month following the Date of Termination.  In the event that subsequent to commencement of such installment payments to Executive pursuant to such Letter of Credit (i) the Company and Executive shall mutually agree that Executive shall not have been entitled to payment of the severance benefit pursuant to Section 8(c)(ii) and (iii) of this Agreement or (ii) a court of competent jurisdiction shall finally adjudge Executive not to have been entitled to payment of such severance benefit and such judgment shall have been affirmed on appeal or shall not have been appealed within any time period specified for the filing of an appeal, Executive shall promptly pay to the Company the total amount previously paid to Executive by the issuer of such Letter of Credit and no further payment shall be made to Executive pursuant to such Letter of Credit.

          16.        Assignment and Successors.

                       (a)          This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representatives.

                       (b)          This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

                       (c)          The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

          17.        Miscellaneous.

                       (a)          Waiver.  Failure of either party to insist, in one or more instances, on performance by the other in strict accordance with the terms and conditions of this Agreement shall not be deemed a waiver or relinquishment of any right granted in this Agreement or of the future performance of any such term or condition or of any other term or condition of this Agreement, unless such waiver is contained in a writing signed by the party making the waiver.

                       (b)          Severability.  If any provision or covenant, or any part thereof, of this Agreement should be held by any court to be invalid, illegal or unenforceable, either in whole or in part, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of the remaining provisions or covenants, or any part thereof, of this Agreement, all of which shall remain in full force and effect.

                       (c)          Other Agents.  Nothing in this Agreement is to be interpreted as limiting the Company from employing other personnel on such terms and conditions as may be satisfactory to it.

                       (d)          Entire Agreement.  Except as provided herein, this Agreement contains the entire agreement between the Company and Executive with respect to the subject matter hereof and, from and after the Effective Date, this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

                       (e)          Governing Law.  Except to the extent preempted by federal law, and without regard to conflict of laws principles, the laws of the State of Georgia shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

                       (f)          Notices.  All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given if delivered or three days after mailing if mailed, first class, certified mail, postage prepaid:

                       To Company:   Global Payments Inc.
                                                            10 Glenlake Parkway- North Tower
                                                             Atlanta, Georgia 30328
                                                             Office of the Corporate Secretary

                        To Executive:   Joseph C. Hyde
                                                            962 Canter Road,
                                                            Atlanta, Georgia 30324

Any party may change the address to which notices, requests, demands and other communications shall be delivered or mailed by giving notice thereof to the other party in the same manner provided herein.

                       (g)          Amendments and Modifications.  This Agreement may be amended or modified only by a writing signed by both parties hereto, which makes specific reference to this Agreement.

          IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Employment Agreement as of the date first above written.

GLOBAL PAYMENTS INC.

By:	/s/ Suellyn P. Tornay

Name:	Suellyn P. Tornay
Title:	General Counsel
Date:	June 2, 2006

EXECUTIVE:

/s/ Joseph C. Hyde

JOSEPH C. HYDE

EXHIBIT A
Form of Release

          This Release is granted effective as of the ____ day of _____, 20__, by _____________ (“Executive”) in favor of Global Payments Inc. (the “Company”).  This is the Release referred to that certain Employment Agreement effective as of _________, 20__ by and between the Company and Executive (the “Employment Agreement”).  Executive gives this Release in consideration of the Company’s promises and covenants as recited in the Employment Agreement, with respect to which this Release is an integral part.

          1.          Release of the Company.  Executive, for himself, his successors, assigns, attorneys, and all those entitled to assert his rights, now and forever hereby releases and discharges the Company and its respective officers, directors, stockholders, trustees, employees, agents, parent corporations, subsidiaries, affiliates, estates, successors, assigns and attorneys (“the Released Parties”), from any and all claims, actions, causes of action, sums of money due, suits, debts, liens, covenants, contracts, obligations, costs, expenses, damages, judgments, agreements, promises, demands, claims for attorney’s fees and costs, or liabilities whatsoever, in law or in equity, which Executive ever had or now has against the Released Parties, including, without limitation, any claims arising by reason of or in any way connected with any employment relationship which existed between the Company or any of its parents, subsidiaries, affiliates, or predecessors, and Executive.  It is understood and agreed that this Release is intended to cover all actions, causes of action, claims or demands for any damage, loss or injury, whether known or unknown, of any nature whatsoever, including those which may be traced either directly or indirectly to the aforesaid employment relationship, or the termination of that relationship, that Executive has, had or purports to have, from the beginning of time to the date of this Release, and including but not limited to claims for employment discrimination under federal or state law, except as provided in Paragraph 2; claims arising under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., Title VII of the Civil Rights Act, 42 U.S.C. § 2000(e), et seq. or the Americans With Disabilities Act, 42 U.S.C. § 12101 et seq.; claims for statutory or common law wrongful discharge, claims arising under the Fair Labor Standards Act, 29 U.S.C. § 201 et seq.; claims for attorney’s fees, expenses and costs; claims for defamation; claims for emotional distress; claims for wages or vacation pay; claims for benefits, including any claims arising under the Executive Retirement Income Security Act, 29 U.S.C. § 1001, et seq.; and claims under any other applicable federal, state or local laws or legal concepts; provided, however, that nothing herein shall release the Company of any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise.

          2.          Release of Claims Under Age Discrimination in Employment Act.  Without limiting the generality of the foregoing, Executive agrees that by executing this Release, he has released and waived any and all claims he has or may have as of the date of this Release for age discrimination under the Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq.  Executive acknowledges and agrees Executive has been, and hereby is, advised by Company to consult with an attorney prior to executing this Release.  Executive further acknowledges and agrees that Company has offered Executive the opportunity, before executing this Release, to consider this Release for a period of twenty-one (21) calendar days; and that the consideration he receives for this Release is in addition to amounts to which he was already entitled.  It is further understood that this Release is not effective until seven (7) calendar days after the execution of this Release and that Executive may revoke this Release within seven (7) calendar days from the date of execution hereof.

          3.          Non-Admission.  It is understood and agreed by Executive that the payment made to him is not to be construed as an admission of any liability whatsoever on the part of the Company or any of the other Releasees, by whom liability is expressly denied.

          4.          Acknowledgement and Revocation Period.  Executive agrees that he has carefully read this Release and is signing it voluntarily.  Executive acknowledges that he has had twenty one (21) days from receipt of this Release to review it prior to signing or that, if Executive is signing this Release prior to the expiration of such 21-day period, Executive is waiving his right to review the Release for such full 21-day period prior to signing it.  Executive has the right to revoke this release within seven (7) days following the date of its execution by him.  In order to revoke this Release, Executive must deliver notice of the revocation in writing to Company’s General Counsel before the expiration of the seven (7) day period.  However, if Executive revokes this Release within such seven (7) day period, no severance benefit will be payable to him under the Employment Agreement and he shall return to the Company any such payment received prior to that date.

          5.          No Revocation After Seven Days.  Executive acknowledges and agrees that this Release may not be revoked at any time after the expiration of the seven (7) day revocation period and that he/she will not institute any suit, action, or proceeding, whether at law or equity, challenging the enforceability of this Release.  Executive further acknowledges and agrees that, with the exception of an action to challenge the waiver of claims under the ADEA, Executive shall not ever attempt to challenge the terms of this Release, attempt to obtain an order declaring this Release to be null and void, or institute litigation against the Company or any other Releasee based upon a claim that is covered by the terms of the release contained herein, without first repaying all monies paid to him/her under Section 8 of the Employment Agreement.  Furthermore, with the exception of an action to challenge his waiver of claims under the ADEA, if Executive does not prevail in an action to challenge this Release, to obtain an order declaring this Release to be null and void, or in any action against the Company or any other Releasee based upon a claim that is covered by the release set forth herein, Executive shall pay to the Company and/or the appropriate Releasee all their costs and attorneys’ fees incurred in their defense of Executive’s action.

          6.          Governing Law and Severability.  This Release and the rights and obligations of the parties hereto shall be governed and construed in accordance with the laws of the State of Georgia.  If any provision hereof is unenforceable or is held to be unenforceable, such provision shall be fully severable, and this document and its terms shall be construed and enforced as if such unenforceable provision had never comprised a part hereof, the remaining provisions hereof shall remain in full force and effect, and the court or tribunal construing the provisions shall add as a part hereof a provision as similar in terms and effect to such unenforceable provision as may be enforceable, in lieu of the unenforceable provision.

          EXECUTIVE HAS CAREFULLY READ THIS RELEASE AND ACKNOWLEDGES THAT IT CONSTITUTES A GENERAL RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS AGAINST THE COMPANY UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT.  EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD A FULL OPPORTUNITY TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF HIS CHOOSING CONCERNING HIS EXECUTION OF THIS RELEASE AND THAT HE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY FROM ALL SUCH CLAIMS.